Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:
Scott Fleming (Investors) - 336-436-4879
flemins@labcorp.com
Pam Sherry (Media) - 336-436-4855
sherryp@labcorp.com
Shareholder Direct - 800-LAB-0401
ARCA Contact:
E. Blair Schoeb - 760-365-1857
WeissComm Partners
blair@weisscommpartners.com

LABCORP® AND ARCA DISCOVERY PARTNER TO COMMERCIALIZE
COMPANION DIAGNOSTIC FOR FIRST CARDIOVASCULAR
PERSONALIZED MEDICINE

New test identifies genetic variants associated with patient response to new, genetically-targeted heart failure drug

Agreement pioneers new model for more efficient development and application of personalized therapies

Burlington, NC, and Denver, CO, February 13, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), one of the world’s leading clinical trials and genetic testing laboratories, and ARCA Discovery, Inc., a privately-held biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases, today announced an exclusive collaboration to develop a commercial genetic test to aid in prescribing bucindolol, a genetically-targeted heart failure drug in development by ARCA. Financial terms of the agreement were not disclosed.

More than 400,000 new cases of heart failure are diagnosed annually in the United States. With this agreement, LabCorp and ARCA believe they are one step closer to bringing personalized medicine to the millions of patients worldwide suffering from heart failure and other forms of debilitating heart disease.

The new test identifies common genetic variations of the alpha-2c and the beta-1 adrenergic receptors that regulate the human heart. A patient’s response to bucindolol appears to be affected by these genetic variations. Certain variants are associated with a strong positive benefit in the majority of patients, while others are associated with side effects and no benefit. ARCA plans to seek approval of the drug with the genetic test to assist physicians in determining whether bucindolol is an appropriate therapy for their heart failure patients. The companies anticipate that patients who are candidates for bucindolol would be given the genetic test, which is currently under development, together with other diagnostic procedures that are commonly performed when treating heart failure.

        “We are excited to partner with LabCorp, a pioneer in commercializing new diagnostic tests,” said Richard B. Brewer, CEO and President of ARCA Discovery. “LabCorp’s ability to develop a scalable, commercial genetic test, backed by its extensive resources and national distribution, was ideal. We believe that our success with bucindolol and its companion genetic test can help physicians achieve a more personalized approach to treating heart failure.”

“We are pleased to partner with ARCA on this groundbreaking project and to provide them an end-to-end laboratory solution, from assay design and clinical trials testing to full commercial testing services,” said Myla P. Lai-Goldman, MD, Executive Vice President, Chief Scientific Officer and Medical Director for LabCorp. “This collaboration is an important step in advancing the efficient and widespread delivery of personalized medicine. It represents an exciting new model for the drug development industry.”

ARCA plans to seek regulatory approval for bucindolol in 2007. LabCorp will develop the commercial genetic test for bucindolol in parallel with the drug approval process.

“One of LabCorp’s key strategic initiatives continues to be scientific differentiation,” said David P. King, Chief Executive Officer of LabCorp. “This agreement exemplifies how LabCorp, in partnership with pharmaceutical firms such as ARCA, can apply its scientific expertise to provide physicians with laboratory tests that help improve individual patient outcomes, avoid adverse drug reactions and offer a strong value proposition to health care providers.”

About Bucindolol
Bucindolol is a next-generation beta-blocker for advanced heart failure and other indications, which promises to be the first genetically-targeted cardiovascular drug. Bucindolol has extensive Phase 3 efficacy and safety data in heart failure patients, including genetic data which the Company will use to seek approval to target those patients most likely to respond favorably – thereby overcoming a major problem with current treatment approaches. This genetic substudy, published recently in the Proceedings of the National Academy of Sciences, shows that a common genetic variation in the beta-1 adrenergic receptor may help doctors identify heart failure patients who may benefit most from bucindolol. Data presented at the 2005 American Heart Association Meeting from the same DNA substudy demonstrates further enhancement of bucindolol’s efficacy by targeting both the beta-1 variant and a variant of the alpha-2c-adrenergic receptor. ARCA Discovery has exclusive, worldwide rights to bucindolol and intends to seek FDA approval of the drug in 2007.

About ARCA Discovery
ARCA Discovery, Inc. is a privately held biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases. The Company’s investors include Atlas Venture, Boulder Ventures and Pequot Capital Management.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, more than 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology: National Genetics Institute, Inc.; ViroMed Laboratories, Inc.; The Center for Esoteric Testing; DIANON Systems, Inc.; US LABS; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about LabCorp, visit www.LabCorp.com.

LabCorp Forward-looking Statement
Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2005 and subsequent SEC filings, and will be included in its Form 10-K for the year ended December 31, 2006, when filed.